Exhibit 99.1

National CineMedia, Inc. Reports Results for

Fiscal Second Quarter 2010

~ Increases Full Year 2010 and Provides Third Quarter Outlook ~

~ Announces Quarterly Cash Dividend ~

Centennial, CO – August 3, 2010 – National CineMedia, Inc. (NASDAQ: NCMI) (the Company), the managing member and owner of 38.3% of National CineMedia, LLC (NCM LLC), the operator of the largest digital in-theatre network in North America, today announced consolidated results for the second quarter and six months ended July 1, 2010.

Total revenue for the second quarter of 2010 grew 6.7% to $99.1 million from $92.9 million for the comparable quarter last year. Advertising revenue for the second quarter 2010 was $90.1 million, an increase of 7.9% compared to $83.5 million for the comparable quarter last year. Fathom Events revenue decreased 5.3% to $8.9 million in the second quarter of 2010 compared to $9.4 million for the comparable quarter last year. National advertising inventory utilization for the quarter was 92.5% versus 81.3% for the comparable period in 2009. Cost per thousand (or CPM) national advertising rates increased 6.7% in the quarter versus the comparable quarter last year. Net income for the second quarter of 2010 was $4.6 million, or $0.11 per diluted share as compared to $7.1 million, or $0.17 per diluted share for the second quarter of 2009. Net income for the second quarter of 2010 includes a $4.5 million pre-tax non-cash charge related to the change in fair value of an interest rate swap agreement versus a $4.5 million pre-tax non-cash gain in the second quarter of 2009. Excluding this change in derivative fair value, net income for the second quarter of 2010 was $5.7 million, or $0.14 per diluted share versus $5.9 million, or $0.14 per diluted share in the comparable period in 2009.

For the six months ended July 1, 2010, total revenue grew 10.4% to $183.7 million compared to $166.4 million for the first half of 2009. Net income for the six months ended July 1, 2010 was $5.8 million, or $0.14 per diluted share, compared to net income of $8.3 million for the first half of 2009, or $0.20 per diluted share. Results for the first half of 2010 include a $6.2 million pre-tax non-cash loss related to the change in fair value of the interest rate swap versus a $6.4 million pre-tax non-cash gain for the first half of 2009. Excluding this non-cash amount, net income for the six months ended July 1, 2010 was $7.3 million, or $0.17 per diluted share compared to $6.6 million, or $0.16 per diluted share for the comparable period in 2009.

Adjusted OIBDA increased 10.2% to $49.9 million for the second quarter 2010 from $45.3 million for the comparable quarter last year. Adjusted OIBDA as a percentage of total revenue increased to 50.4% in the current quarter from 48.8% in the second quarter of 2009. For the six months ended July 1, 2010, Adjusted OIBDA increased 14.1% to $82.4 million versus $72.2 million for the comparable period in 2009. Adjusted OIBDA as a percentage of total revenue increased to 44.9% for the first half of 2010 from 43.4% for the first half of 2009.

The Company announced today that its Board of Directors has authorized the Company’s second quarter cash dividend of $0.18 per share of common stock. The dividend will be paid on September 2, 2010, to stockholders of record on August 19, 2010. The Company intends to pay a regular quarterly dividend for the foreseeable future at the discretion of the Board of Directors dependent on available cash, anticipated cash needs, overall financial condition, future prospects for earnings and cash flows as well as other relevant factors.

“Our strong second quarter results and meaningful increase in our third quarter and 2010 revenue and Adjusted OIBDA guidance reflects the continued broadening of our advertising client base and expansion of our network,” said Kurt Hall, National CineMedia’s Chairman and CEO. “While our second quarter revenue and OIBDA were impacted by lower than projected second quarter PG-13 box office and Fathom Event attendance, strong openings from several late second quarter and early third quarter films should allow us to meet robust third quarter scatter market demand. Our Fathom Event pipeline also looks promising for the remainder of the year as content owners begin to recognize the power of our national digital broadcast network.”

Mr. Hall concluded, “We continue to place significant focus on the expansion of our network to create more ubiquitous national coverage and enhance our ability to compete more effectively with other national networks for advertising budgets in categories where we currently underperform and for entertainment programming to distribute across our Fathom network. As we expect to continue adding other regional theatre circuits to our network, along with the Regal Consolidated and several Rave theatres next year, we are very well positioned to capitalize on the advertising market recovery and the transition of our advertising and Fathom networks to the higher quality digital cinema projectors.”

Supplemental Information

The payments made by Regal associated with Consolidated Theatres payments were $0.9 million, $0.8 million, $1.3 million and $1.1 million for the quarter ended July 1, 2010, the quarter ended July 2, 2009, the six months ended July 1, 2010 and the six months ended July 2, 2009, respectively. The final AMC Loews integration payment was $0.1 million for the six months ended July 2, 2009 and was recorded directly to equity, while the Regal payments were recorded as a reduction of an intangible asset.

2010 Outlook

For the third quarter of 2010, the Company expects total revenue to be in the range of $118 million to $121 million, or an increase of approximately 23% to 26% compared to total revenue for the third quarter of 2009 of $95.7 million and Adjusted OIBDA to be in the range of $68 million to $70 million, or an increase of approximately 31% to 35% compared to Adjusted OIBDA for the third quarter of 2009 of $51.8 million.

For the full year 2010, the Company expects total revenue to be in the range of $415 million to $425 million, or an increase of approximately 9% to 12% compared to total revenue for the full year of 2009 of $380.7 million and Adjusted OIBDA to be in the range of $210 million to $218 million, or an increase of approximately 11% to 15% compared to Adjusted OIBDA for the full year of 2009 of $189.3 million.

This outlook for the third quarter and fiscal 2010 does not reflect the creation of additional make-goods during the remainder of 2010.

Conference Call

The Company will host a conference call and audio webcast with investors, analysts and other interested parties Tuesday, August 3, 2010 at 4:15 P.M. Eastern time. The live call can be accessed by dialing (877) 407-9039 or for international participants (201) 689-8470. Participants should register at least 15 minutes prior to the commencement of the call. Additionally, a live audio webcast will be available to interested parties at www.ncm.com under the Investor Relations section. Participants should allow at least 15 minutes prior to the commencement of the call to register, download and install necessary audio software.

The replay of the conference call will be available until midnight Eastern Time, August 17, 2010, by dialing (877) 870-5176 or for international participants (858) 384-5517, and entering conference ID 354612.

About National CineMedia, Inc.

NCM operates NCM Media Networks, a leading integrated media company reaching U.S. consumers in movie theaters, online and through mobile technology. The NCM Cinema Network and NCM Fathom present cinema advertising and events across the nation’s largest digital in-theater network, comprised of theaters owned by AMC Entertainment Inc., Cinemark Holdings, Inc. (NYSE: CNK), Regal Entertainment Group (NYSE: RGC) and other leading regional theater circuits. NCM’s theater advertising network covers 172 Designated Market Areas® (49 of the top 50) and includes approximately 17,100 screens (15,600 digital). During 2009, over 680 million patrons attended movies shown in theaters currently included in NCM’s network (excluding Consolidated Theatres). The NCM Fathom Events broadcast network is comprised of approximately 550 locations in 154 Designated Market Areas® (49 of the top 50). The NCM Interactive Network offers 360-degree integrated marketing opportunities in combination with cinema, encompassing over 40 entertainment-related web sites, online widgets and mobile applications. National CineMedia, Inc. (NASDAQ: NCMI) owns a 38.3% interest in and is the managing member of National CineMedia LLC. For more information, visit www.ncm.com. (NCMI-F)

Forward Looking Statements

This press release contains various forward-looking statements that reflect management’s current expectations or beliefs regarding future events, including statements regarding guidance and the dividend policy. Investors are cautioned that reliance on these forward-looking statements involves risks and uncertainties. Although the Company believes that the assumptions used in the forward looking statements are reasonable, any of these assumptions could prove to be inaccurate and, as a result, actual results could differ materially from those expressed or implied in the forward looking statements. The factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements are, among others, 1) the level of expenditures on cinema advertising; 2) increased competition for advertising expenditures; 3) technological changes and innovations; 4) popularity of major motion picture releases and level of theatre attendance; 5) shifts in population and other demographics that affect theatre attendance; 6) our ability to renew or replace expiring advertising and content contracts; 7) our need for additional funding, risks and uncertainties relating to our significant indebtedness; 8) fluctuations in operating costs; 9) changes in interest rates, and 10) changes in accounting principles. In addition, the outlook provided does not include the impact of any future unusual or infrequent transactions; unidentified restructuring charges; sales and acquisitions of operating assets and investments; any future noncash impairments of goodwill, intangible and fixed assets; amounts related to securities litigation; or the related impact of taxes that may occur from time to time due to management decisions and changing business circumstances. The Company is currently unable to forecast precisely the timing and/or magnitude of any such amounts or events. Please refer to the Company’s Securities and Exchange Commission filings for further information about these and other risks.

INVESTOR CONTACT:	MEDIA CONTACT:

David Oddo	Lauren Leff
800-844-0935	303-957-1709
investors@ncm.com	lauren.leff@ncm.com

NATIONAL CINEMEDIA, INC.

Statements of Operations

Unaudited

($ in millions, except per share data)

	Quarter Ended July 1, 2010	Quarter Ended July 2, 2009	Six Months Ended July 1, 2010	Six Months Ended July 2, 2009
REVENUE:
Advertising (including revenue from founding members of $9.6, $9.9, $18.8 and $18.3 million respectively)	$90.1	$83.5	$157.9	$143.6
Fathom Events	8.9	9.4	25.7	22.8
Other	0.1	—	0.1	—

Total	99.1	92.9	183.7	166.4

OPERATING EXPENSES:
Advertising operating costs	5.7	4.8	10.2	9.0
Fathom Events operating costs	6.0	5.9	17.1	14.6
Network costs	4.8	4.8	9.7	9.2
Theatre access fees—founding members	13.4	14.0	26.3	26.4
Selling and marketing costs	14.1	12.3	27.2	24.1
Administrative and other costs	7.5	7.3	15.2	13.5
Depreciation and amortization	4.3	3.9	8.3	7.5

Total	55.8	53.0	114.0	104.3

OPERATING INCOME	43.3	39.9	69.7	62.1

Interest Expense and Other, Net:
Borrowings	11.2	11.9	22.2	23.8
Change in derivative fair value	4.5	(4.5)	6.2	(6.4)
Accretion of interest on the discounted income taxes payable to founding members	3.0	3.2	6.5	6.3
Interest Income and other	(0.1)	(0.1)	(0.1)	(0.2)

Total	18.6	10.5	34.8	23.5

INCOME BEFORE INCOME TAXES	24.7	29.4	34.9	38.6

Provision for Income Taxes	2.7	3.4	3.6	4.3
Equity loss from investment, net	0.1	—	0.7	—

CONSOLIDATED NET INCOME	21.9	26.0	30.6	34.3
Less: Net Income Attributable to Noncontrolling Interests	17.3	18.9	24.8	26.0

NET INCOME ATTRIBUTABLE TO NCM, INC.	$4.6	$7.1	$5.8	$8.3

EARNINGS PER SHARE:
Basic	$0.11	$0.17	$0.14	$0.20
Diluted	$0.11	$0.17	$0.14	$0.20

NATIONAL CINEMEDIA, INC.

Selected Balance Sheet Data

Unaudited ($ in millions)

	July 1, 2010	December 31, 2009
Cash and cash equivalents	$53.8	$91.1
Receivables, net	86.4	89.3
Property and equipment, net	18.8	23.7
Total Assets	725.5	628.2
Long-term borrowings	777.0	799.0
Total equity/(deficit)	(381.7)	(493.1)
Total Liabilities and Equity/(Deficit)	725.5	628.2

NATIONAL CINEMEDIA, INC.

Operating Data

Unaudited

	Quarter and Six Months Ended July 1, 2010	Quarter and Six Months Ended July 2, 2009

Total Screens at Period End (1) (6)	17,091	16,848
Founding Member Screens at Period End (2) (6)	15,230	14,515
Total Digital Screens at Period End (3)	15,633	15,476

	Quarter Ended July 1, 2010	Quarter Ended July 2, 2009	Six Months Ended July 1, 2010	Six Months Ended July 2, 2009
Total Attendance for Period (4) (6) (in millions)	165.1	180.2	327.0	338.5
Founding Member Attendance for Period (5) (6) (in millions)	146.1	158.6	286.0	294.3
Capital Expenditures (in millions)	$2.2	$2.0	$4.3	$4.5

(1)	Represents the total screens within NCM LLC’s advertising network.
(2)	Represents the sum of founding member screens.
(3)	Represents the total number of screens that are connected to the digital content network.
(4)	Represents the total attendance within NCM LLC’s advertising network.
(5)	Represents the total attendance within NCM LLC’s advertising network in theatres operated by the founding members.
(6)	Excludes Star Theatres (a subsidiary of AMC Loews) for all periods prior to April 2, 2009. Excludes Consolidated Theatres for all periods presented.

NATIONAL CINEMEDIA, INC.

Operating Data

Unaudited

(in millions, except advertising revenue per attendee and per share data)

	Quarter Ended July 1, 2010	Quarter Ended July 2, 2009	Six Months Ended July 1, 2010	Six Months Ended July 2, 2009
Advertising Revenue	$90.1	$83.5	$157.9	$143.6
Total Revenue	99.1	92.9	183.7	166.4
Operating Income	43.3	39.9	69.7	62.1

Total Attendance (1)	165.1	180.2	327.0	338.5
Advertising Revenue / Attendee	$0.55	$0.46	$0.48	$0.42

OIBDA	$47.6	$43.8	$78.0	$69.6
Adjusted OIBDA	49.9	45.3	82.4	72.2
Adjusted OIBDA Margin	50.4%	48.8%	44.9%	43.4%

Earnings Per Share – Basic	$0.11	$0.17	$0.14	$0.20
Earnings Per Share – Diluted	$0.11	$0.17	$0.14	$0.20

(1)	Represents the total attendance within NCM LLC’s advertising network. Excludes Star Theatres (a subsidiary of AMC Loews) attendance for all periods prior to April 2009. Excludes Consolidated Theatres attendance for all periods presented.

(See attached tables for the non-GAAP reconciliation)

NATIONAL CINEMEDIA, INC.

Non-GAAP Reconciliations

Unaudited ($ in millions)

OIBDA, Adjusted OIBDA and Adjusted OIBDA Margin

Operating Income Before Depreciation and Amortization (OIBDA), Adjusted OIBDA and Adjusted OIBDA margin are not financial measures calculated in accordance with generally accepted accounting principles (GAAP) in the United States. OIBDA represents operating income (loss) before depreciation and amortization expense. Adjusted OIBDA excludes from OIBDA share based payment costs and deferred stock compensation. Adjusted OIBDA margin is calculated by dividing Adjusted OIBDA by total revenue. These non-GAAP financial measures are used by management to evaluate operating performance, to forecast future results and as a basis for compensation. The Company believes these are important supplemental measures of operating performance because they eliminate items that have less bearing on its operating performance and so highlight trends in its core business that may not otherwise be apparent when relying solely on GAAP financial measures. The Company believes the presentation of these measures is relevant and useful for investors because it enables them to view performance in a manner similar to the method used by the Company’s management, helps improve their ability to understand the Company’s operating performance and makes it easier to compare the Company’s results with other companies that may have different depreciation and amortization policies and non-cash share based compensation programs, or different interest rates or debt levels or income tax rates. A limitation of these measures, however, is that they exclude depreciation and amortization, which represent a proxy for the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in the Company’s business. In addition, Adjusted OIBDA has the limitation of not reflecting the effect of the Company’s share based payment costs and deferred stock compensation. OIBDA or Adjusted OIBDA should not be regarded as an alternative to operating income, net income or as indicators of operating performance, nor should they be considered in isolation of, or as substitutes for financial measures prepared in accordance with GAAP. The Company believes that operating income is the most directly comparable GAAP financial measure to OIBDA. Because not all companies use identical calculations, these presentations may not be comparable to other similarly titled measures of other companies.

The following table reconciles operating income to OIBDA and Adjusted OIBDA for the periods presented (dollars in millions):

	Quarter Ended July 1, 2010	Quarter Ended July 2, 2009	Six Months Ended July 1, 2010	Six Months Ended July 2, 2009
Operating income	$43.3	$39.9	$69.7	$62.1
Depreciation and amortization	4.3	3.9	8.3	7.5

OIBDA	47.6	43.8	78.0	69.6
Share-based compensation costs (1)	2.3	1.5	4.4	2.6

Adjusted OIBDA	$49.9	$45.3	$82.4	$72.2

Total Revenue	$99.1	$92.9	$183.7	$166.4

Adjusted OIBDA margin	50.4%	48.8%	44.9%	43.4%

Adjusted OIBDA	$49.9	$45.3	$82.4	$72.2
AMC Loews /Consolidated Theatres Payments	0.9	0.8	1.3	1.2

Adjusted OIBDA after AMC Loews/Consolidated Theatres Payments	$50.8	$46.1	$83.7	$73.4

1.	Share-based payment costs are included in network operations, selling and marketing and administrative expense in the accompanying financial statements.

Outlook (in millions)

	Quarter Ending September 30, 2010		Year Ending December 30, 2010
	Low	High	Low	High
Operating Income	$61.8	$63.4	$185.2	$192.3
Depreciation and amortization	4.0	4.2	16.0	16.5

OIBDA	65.8	67.6	201.2	208.8
Share-based compensation costs (1)	2.2	2.4	8.8	9.2

Adjusted OIBDA	$68.0	$70.0	$210.0	$218.0

Total Revenue	$118.0	$121.0	$415.0	$425.0

1.	Share-based payment costs are included in network operations, selling and marketing and administrative expense in the accompanying financial statements.

Net Income and Earnings Per Share Excluding Change in Derivative Fair Value

Net income excluding change in derivative fair value and earnings per share excluding change in derivative fair value are not financial measures calculated in accordance with generally accepted accounting principles (GAAP) in the United States. Net income excluding change in derivative fair value and earnings per share excluding change in derivative fair value are calculated using reported net income and earnings per share and adding back the non-cash charge related to the change in derivative fair value. These non-GAAP financial measures are used by management as an additional tool to evaluate operating performance. The Company believes these are important supplemental measures of operating performance because they eliminate items that have less bearing on its operating performance and so highlight trends in its core business that may not otherwise be apparent when relying solely on GAAP financial measures. The Company believes the presentation of these measures is relevant and useful for investors because it enables them to view performance in a manner similar to a method used by the Company’s management and helps improve their ability to understand the Company’s operating performance. Net income excluding change in derivative fair value should not be regarded as an alternative to net income and earnings per share excluding change in derivative fair value should not be regarded as an alternative to earnings per share or as indicators of operating performance, nor should they be considered in isolation of, or as substitutes for financial measures prepared in accordance with GAAP. The Company believes that net income and earnings per share are the most directly comparable GAAP financial measures. Because not all companies use identical calculations, these presentations may not be comparable to other similarly titled measures of other companies.

The following table reconciles net income and earnings per share as reported to net income excluding change in derivative fair value and earnings per share excluding change in derivative fair value for the periods presented (dollars in millions):

	Quarter Ended July 1, 2010	Quarter Ended July 2, 2009	Six Months Ended July 1, 2010	Six Months Ended July 2, 2009
Net Income as reported	$4.6	$7.1	$5.8	$8.3
Change in derivative fair value as reported	4.5	(4.5)	6.2	(6.4)
Effect of noncontrolling interest (61.7% and 58.5%, respectively)	(2.8)	2.6	(3.8)	3.7
Effect of provision for income taxes (38% effective rate)	(0.6)	0.7	(0.9)	1.0

Net change in derivative fair value	1.1	(1.2)	1.5	(1.7)

Net income excluding change in derivative fair value	$5.7	$5.9	$7.3	$6.6

Weighted Average Shares Outstanding
Basic	42,289,915	42,118,740	42,250,029	42,117,146
Diluted	42,924,361	42,387,189	42,772,469	42,262,574

Earnings Per Share:
Basic earnings per share as reported	$0.11	$0.17	$0.14	$0.20
Change in derivative fair value	0.03	(0.03)	0.03	(0.04)

Basic earnings per share excluding change in derivative fair value	$0.14	$0.14	$0.17	$0.16

Diluted earnings per share as reported	$0.11	$0.17	$0.14	$0.20
Change in derivative fair value	0.03	(0.03)	0.03	(0.04)

Diluted earnings per share excluding change in derivative fair value	$0.14	$0.14	$0.17	$0.16